UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2008

DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 VILLAUME AVENUE SOUTH ST. PAUL, MINNESOTA	55075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-455-1621

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 30, 2008, Digital Angel Corporation (“Company”) and certain subsidiaries of the Company entered into a Letter Agreement (“Amendment”) with Laurus Master Fund, LTD (“Laurus”), Kallina Corporation (“Kallina”), Valens U.S. SPV I, LLC, Valens Offshore SPV I Ltd., Valens Offshore SPV II Corp. (“Valens”) and Psource Structured Debt Limited (the last four parties collectively referred to as the “Lenders”) to amend the Securities Purchase Agreement dated August 31, 2007 (“2007 Agreement”) originally between Kallina and the Company to, among other things, increase the amount of the non-convertible debt financing by $2,000,000.

As one of the assignees of Kallina’s rights and interests in the 2007 Agreement, Valens will loan the Company an additional $2,000,000 in cash under the terms of the Amendment. In return, the Company will issue Valens 1,500,000 shares of the Company’s common stock (“Shares”) and pay certain expenses and fees of Valens in connection with the Amendment.

The Amendment also amends other provisions of the 2007 Agreement and related agreements as well as the Securities Purchase Agreement dated August 24, 2006 originally between Laurus and the Company (“2006 Agreement”) and related agreements, which rights and interests in such agreements were assigned to one or more of the Lenders. The Lenders are the Company’s current senior secured lenders and are affiliated with Kallina and Laurus. Such amendments include reductions in scheduled principal payments of the applicable notes of approximately $1.2 million from November 1, 2008 through April 1, 2009. The Company intends to use such savings to fund its previously announced restructuring program.

On October 2, 2008, the Company and Valens closed on the additional financing, and the Company issued Valens the Shares and a senior secured non-convertible term note in the principal amount of $2,000,000 (“2008 Note”). The 2008 Note accrues interest at the rate of 12% and matures on February 1, 2010. The 2008 Note also contains certain events of default, whereby, in the event of default, Valens is entitled to an additional 1% interest on the outstanding principal balance of the 2008 Note and on all outstanding obligations under the 2008 Note and the related agreements until the event of default is cured. The 2008 Note is secured by the same security interests, stock pledges and subsidiary guarantees as provided for under the 2007 Agreement and related agreements, as each has been amended by the Amendment, including the pledge of additional shares of VeriChip Corporation owned by the Company.

In connection with the Shares, the Company and Valens entered into an agreement that restricts the resale of the Shares for six months. The agreement also provides Valens certain registration rights after the six month holding period expires if Valens is unable to resell the Shares pursuant to an exemption from registration.

The foregoing descriptions of the transactional documents do not purport to be complete and are qualified in their entirety by reference to the complete text of the transactional documents, copies of which are filed as Exhibits 10.1, 10.2 and 10.3, respectively to this Current Report on Form 8-K and are incorporated herein by reference.

On October 3, 2008, the Company issued a press release regarding the Amendment. A copy of the press release is attached hereto as Exhibit 99.1, which is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Exhibit 99.1 shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Section 2 – Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference herein.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is incorporated by reference herein.

The consideration paid for the 2008 Note and the Shares was an aggregate of $2,000,000 in cash, before the deduction of fees to Valens and an affiliate of Valens in the aggregate sum of $70,000.

The securities were issued to Valens in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated October 3, 2008

10.1	Letter Agreement dated September 30, 2008 between Digital Angel Corporation, Laurus Master Fund, LTD, Kallina Corporation, Valens U.S. SPV I, LLC, Valens Offshore SPV I Ltd., Valens Offshore SPV II Corp. and Psource Structured Debt Limited and consented to by Destron Fearing Corporation, Digital Angel Technology Corporation, Digital Angel International, Inc. and Fearing Manufacturing Co. Inc.

10.2	Secured Term Note dated September 30, 2008 payable by Digital Angel Corporation to Valens Offshore SPV II Corp.

10.3	Agreement dated September 30, 2008 between Digital Angel Corporation and Valens Offshore SPV II Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: October 3, 2008
	By:	/s/ Lorraine M. Breece
Name: Lorraine M. Breece Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit	Page

99.1	Press Release dated October 3, 2008

10.1	Letter Agreement dated September 30, 2008 between Digital Angel Corporation, Laurus Master Fund, LTD, Kallina Corporation, Valens U.S. SPV I, LLC, Valens Offshore SPV I Ltd., Valens Offshore SPV II Corp. and Psource Structured Debt Limited and consented to by Destron Fearing Corporation, Digital Angel Technology Corporation, Digital Angel International, Inc. and Fearing Manufacturing Co. Inc.

10.2	Secured Term Note dated September 30, 2008 payable by Digital Angel Corporation to Valens Offshore SPV II Corp.

10.3	Agreement dated September 30, 2008 between Digital Angel Corporation and Valens Offshore SPV II Corp.

5